UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
MARCH 10, 2005

Commission File Number: 000-18053

LASERSCOPE

(Exact name of Registrant as specified in its charter)

CALIFORNIA (State or other jurisdiction of Incorporation or organization)	77-0049527 (I.R.S. Employer Identification No.)

3070 ORCHARD DRIVE
SAN JOSE, CA 95134-2011
(Address of principal executive offices)

(408) 943-0636
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

1. 2005 Executive Staff Compensation and Bonus Plan

On March 4, 2005, the Human Resources Committee of the Board of Directors (the “Board”) of Laserscope (the “Company”) approved the terms of the Company’s 2005 Executive Staff Compensation and Bonus Plan (the “Plan”) for fiscal year 2005. Under the Plan, if the Company’s actual performance meets or exceeds its target operating profit goals for each quarter, Company executive officers will receive cash incentive bonus payments within a defined range, paid on a quarterly basis. The Plan provides that if the Company meets certain base level target operating profit goals for the quarter, these executives would receive a cash bonus of up to 40% of such executive’s base salary for the applicable quarter for meeting both corporate and individual objectives, as determined by the Chief Executive Officer (“CEO”). In addition, if the Company meets a second higher level of target operating profit goals for the quarter, these executives would receive an additional cash bonus for meeting both corporate and individual objectives, as determined by the CEO. The maximum annual aggregate bonus payment to any executive under the Plan will not exceed 100% of such executive’s base salary. Sales Vice Presidents are eligible for additional bonuses if the Company achieves or exceeds profit margin goals set by the CEO. Additional bonuses may be granted at the CEO’s discretion, subject to specified maximums.

2. 2005 Director Compensation Plan

On March 4, 2005, the Human Resources Committee of the Board approved the terms of the Company’s 2005 Director Compensation Plan (the “Director’s Plan”). Under this plan, each non-management Board member other than the Chairman of the Board, will be paid an annual retainer of $20,000 and $500 for attendance at each meeting. The Chairman of the Board will be paid an annual retainer of $27,500 and $2,000 for attendance at each meeting. In addition, the Chairman of the Human Resources Committee and the Chairman of the Audit Committee will each be paid a supplemental annual retainer of $5,000. All Board compensation is paid quarterly, as earned.

The Board approved an amendment to the Company’s 1999 Directors’ Stock Option Plan, pursuant to the discretionary authority in the Director’s Plan, to reduce the number of option shares granted to each new outside (non-management) director upon joining the Company’s Board from 60,000 option shares to 20,000 option shares.

In addition, in 2005, all current non-management members of the Board are to receive at the last Board meeting of the calendar year a grant of 15,000 option shares. An additional 15,000 option shares will be granted to such Board members on the three year anniversary of such grant, and each succeeding three year anniversary thereafter, based on continuous Board service.

3. 2005 Employee Profit Sharing Plan

On March 4, 2005, the Human Resources Committee of the Board approved the terms of the Company’s 2005 Employee Profit-Sharing Plan. Under this plan, if the Company’s actual performance exceeds its target operating profit goals for each quarter, an “exceed plan profit pool” will be created and certain non-executive employees will receive cash incentive bonus payments from a portion of that pool within a defined range. Additional bonuses may be granted from the pool to top performers at the discretion of those performers’ managers, subject to specified maximums.

The Company intends to file a copy of each of the 2005 Executive Staff Compensation and Bonus Plan, the 2005 Director Bonus Plan, and the 2005 Employee Profit Sharing Plan, as exhibits to its Form 10-Q to be filed with the Commission for the period ending March 31, 2005.

Statements contained in this Current Report that are not historical facts and other information provided by the Company and its employees from time to time may contain certain forward-looking information, as defined by (i) the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and (ii) releases by the SEC. Actual results could differ materially from those suggested in such forward-looking statements due to the risk factors identified below and other factors including, without limitation, including: uncertainties regarding introduction of new technologies competitive to our products and the degree to which our current and new products are accepted by customers, which could affect the level of demand for our products; reductions in government and private insurance reimbursement of hospitals and physicians for health care costs which may negatively impact hospitals and physicians decisions to purchase our products reducing adoption rates and sales growth; and risks that patents and licenses that we hold may be challenged, invalidated or circumvented or that we may become the subject of intellectual property litigation. In addition, see the Risk Factors described in Laserscope’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Copies of Laserscope’s public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent Forms 10-Q are available at the company’s website at www.laserscope.com or at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASERSCOPE (Registrant)
Date: March 10, 2005	By:	/s/ Dennis LaLumandiere
Dennis LaLumandiere
Vice President, Finance, Chief Financial Officer and Secretary